Exhibit 14(a)

BLACKROCK FUNDS IV

(the “Fund”)

PLAN PURSUANT TO RULE 18f-3 FOR OPERATION

OF

A MULTI-CLASS DISTRIBUTION SYSTEM

I. INTRODUCTION

On February 23, 1995, the Securities and Exchange Commission (the “Commission”) promulgated Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), which permits the creation and operation of a multi-class distribution system without the need to obtain an exemptive order under Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to file with the Commission a written plan specifying all of the differences among the classes, including the various services offered to shareholders, the different distribution arrangements for each class, the methods for allocating expenses relating to those differences and any conversion features or exchange privileges. On May 18, 2018, the Board of Trustees of the Fund authorized the Fund to operate its current multi-class distribution system in compliance with Rule 18f-3. This Plan pursuant to Rule 18f-3 shall become effective immediately when it is filed with the Commission.

II. ATTRIBUTES OF CLASSES

A.	Generally

Each investment portfolio of the Fund (each a “Portfolio” and, collectively, the “Portfolios”) may offer five classes of shares: Investor A Shares; Investor C Shares; Institutional Shares; Class K Shares and Class T Shares.

In general, shares of each class shall be identical except for different expense variables (which will result in different yields or total returns for each class), certain related rights and certain shareholder services. More particularly, Investor A Shares, Investor C Shares, Institutional Shares, Class K Shares and Class T Shares of each Portfolio shall represent equal pro rata interests in the assets of the particular Portfolio, and shall be identical in all respects, except for: (a) the impact of (i) distribution and shareholder servicing expenses under the Fund’s Distribution and Service Plan assessed to each particular share class; (ii) transfer agency and certain administration expenses assessed from time to time to particular share classes; and (iii) any other expenses identified from time to time that should be properly allocated to each particular share class so long as any changes in expense allocations are reviewed and approved by a vote of the Fund’s Board of Trustees, including a majority of the non-interested trustees; (b) the fact that each class shall vote separately on any matter submitted to shareholders that pertains to (i) the Fund’s Distribution and Service Plan applicable to such class and (ii) the class expenses borne by such class; (c) the exchange privileges and/or conversion features of each class of shares; (d) the sales charge(s) applicable to certain classes of shares; (e) the designation of each class of shares of a Portfolio; and (f) the different shareholder services relating to each class of shares.

B.	Sales Charges; Distribution Arrangements; Other Expenses

Investor A Shares

Investor A Shares shall be available for purchase through securities brokers, dealers or financial institutions or through the Fund’s transfer agent, subject to restrictions described in the applicable prospectus.

Investor A Shares of the Fund’s Portfolios generally shall be subject to a front-end sales charge at the rates (and subject to the reductions and exemptions) described in the applicable prospectus. When the aggregate offering price of Investor A Shares of a Portfolio purchased by an investor qualifies the investor to purchase such shares without paying a front-end sales charge, a contingent deferred sales charge may be imposed at the rates (and subject to the reductions and exemptions) described in the prospectus.

Investor A Shares of a Portfolio shall bear the expense of distribution and shareholder servicing fees described in the prospectus, if any.

Distribution fees shall be payable to the Fund’s distributor and/or to BlackRock Advisors, LLC or its affiliates (collectively, “BlackRock”) primarily: (i) to compensate the distributor for distribution and sales support services and to reimburse the distributor for related expenses, including payments to brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”) for sales support services; and (ii) to compensate BlackRock for sales support services and to reimburse BlackRock for related expenses, including payments to Selling Agents for sales support services. The Fund’s distributor, BlackRock and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Investor A Shares out of its past profits or any additional sources (other than distribution fees) which are available to it.

Shareholder servicing fees shall be payable to brokers, dealers, other financial institutions or other industry professionals (including BlackRock) (collectively, “Service Agents”) for general shareholder liaison services.

Investor C Shares

Investor C Shares shall be available for purchase through securities brokers, dealers or financial institutions or through the Fund’s transfer agent, subject to restrictions described in the applicable prospectus. Investor C Shares of a Portfolio generally shall be subject to a contingent deferred sales charge at the rates (and subject to the reductions and exemptions) described in the applicable prospectus.

Investor C Shares of a Portfolio shall bear the expense of distribution and shareholder servicing fees described in the prospectus, if any.

Distribution fees shall be payable to the Fund’s distributor and/or to BlackRock primarily: (i) to compensate the distributor for distribution and sales support services and to reimburse the distributor for related expenses, including payments to Selling Agents for sales support services; and (ii) to compensate BlackRock for sales support services and to reimburse BlackRock for related expenses, including payments to Selling Agents for sales support services. The Fund’s distributor, BlackRock and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Investor C Shares out of its past profits or any additional sources (other than distribution fees) which are available to it.

Shareholder servicing fees shall be payable to Service Agents for general shareholder liaison services.

Institutional Shares

Institutional Shares shall be available from the distributor for purchase by institutional investors, individuals and others meeting certain minimum investment and other requirements described in the applicable prospectus. Institutional Shares shall also be available for purchase through financial intermediaries that have entered into an agreement with the distributor to offer such shares on a platform that charges a transaction-based sales commission outside of a Portfolio. Institutional Shares shall not be subject to a sales charge or a separate fee payable pursuant to any distribution plan or shareholder servicing plan.

The Fund’s distributor, BlackRock and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Institutional Shares out of its past profits or any sources which are available to it.

Class K Shares

Class K Shares shall be available only to (i) certain employee benefit plans, such as health savings accounts, and certain employer-sponsored retirement plans (not including SEP IRAs, SIMPLE IRAs and SARSEPs), (ii) collective trust funds, investment companies and other pooled investment vehicles, each of which may purchase shares of a Portfolio through a financial professional or selected securities dealer, broker, investment adviser, service provider or industry professional (including BlackRock, The PNC Financial Services Group, Inc. and their respective affiliates) (each a “Financial Intermediary”) that has entered into an agreement with the Fund’s distributor to purchase such shares, (iii) “Institutional Investors,” which include, but are not limited to, endowments, foundations, family offices, banks and bank trusts, local, city, and state governmental institutions, corporations and insurance company separate accounts, each of which may purchase shares of a Portfolio through a Financial Intermediary that has entered into an agreement with the Fund’s distributor to purchase such shares, (iv) fee-based advisory platforms of a Financial Intermediary that (a) has specifically acknowledged in a written agreement with the Fund’s distributor and/or its affiliate(s) that the Financial Intermediary shall offer such shares to fee-based advisory clients through an omnibus account held at a Portfolio or (b) transacts in a Portfolio’s shares through another intermediary that has executed such an agreement and (v) any other investors who met the eligibility criteria for Class K Shares prior to August 15, 2016 and have continually held Class K Shares of the Portfolio or a corresponding predecessor portfolio following a reorganization into the Portfolio in the same account since August 15, 2016.

Class K Shares of a Portfolio are also available to employees, officers and directors/trustees of BlackRock, Inc. and of mutual funds sponsored and advised by BlackRock and immediate family members of such persons, if they open an account directly with BlackRock. Class K Shares are not subject to sales charges or distribution fees.

Class T Shares

Class T Shares shall be available for purchase through certain securities brokers, dealers or financial institutions, subject to restrictions described in the prospectus.

Class T Shares generally shall be subject to a front-end sales charge at the rates (and subject to the reductions and exemptions) described in the applicable prospectus. Class T Shares shall bear the expense of distribution and shareholder servicing fees described in the prospectus, if any.

Distribution fees shall be payable to the Fund’s distributor and/or to BlackRock primarily: (i) to compensate the distributor for distribution and sales support services and to reimburse the distributor for related expenses, including payments to Selling Agents for sales support services; and (ii) to compensate BlackRock for sales support services and to reimburse BlackRock for related expenses, including payments to Selling Agents for sales support services. The Fund’s distributor, BlackRock and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Class T Shares out of its past profits or any additional sources (other than distribution fees) which are available to it.

Shareholder servicing fees shall be payable to Service Agents for general shareholder liaison services.

Other Class-Specific Expenses

In addition to the class-specific expenses mentioned above, each class of shares shall bear the transfer agency expenses and class-specific administration expenses payable to the transfer agent and administrators for such share class under agreements approved by the Fund’s Board of Trustees from time to time.

C.	Exchange Privileges

Investor A Shares

A holder of Investor A Shares in a Portfolio generally shall be permitted to exchange such shares for Investor A Shares of any other Portfolio of the family of funds advised by BlackRock or its affiliates (each such fund, a “BlackRock Fund”) at the net asset value of such shares next determined after the transfer agent’s receipt of a request for an exchange, plus any applicable sales charge, subject to the restrictions described in the applicable prospectus.

Investor C Shares

A holder of Investor C Shares of a Portfolio generally shall be permitted to exchange such shares for Investor C Shares of any other Portfolio of the BlackRock Fund family at the net asset value of such shares next determined after the transfer agent’s receipt of a request for an exchange, subject to the restrictions described in the applicable prospectus.

Institutional Shares

A holder of Institutional Shares in a Portfolio generally shall be permitted to exchange such shares for Institutional Shares of any other Portfolio of the BlackRock Fund family at the net asset value of such shares next determined after the transfer agent’s receipt of a request for an exchange, subject to the restrictions described in the applicable prospectus.

Class K Shares

A holder of Class K Shares in a Portfolio generally shall be permitted to exchange his shares for Class K Shares of any other Portfolio of the BlackRock Fund family at the net asset value of such shares next determined after the transfer agent’s receipt of a request for an exchange, subject to the restrictions described in the prospectus.

Class T Shares

The Fund shall not offer Class T Shares with an exchange privilege.

D.	Conversion Features

The Fund shall not offer Investor A Shares, Investor C Shares, Institutional Shares, Class K Shares or Class T Shares with a conversion feature.

E.	Shareholder Services

1.	Systematic Withdrawal Program

The Fund shall offer a systematic withdrawal program, subject to the restrictions described in the prospectus, whereby, in general: (i) investors may arrange to have Investor A Shares, Investor C Shares or Class T Shares redeemed automatically.

The Fund shall not offer a systematic withdrawal program to investors in Institutional Shares or Class K Shares.

2.	Automatic Investing Program

The Fund shall offer an automatic investing program, subject to the restrictions described in the applicable prospectus, whereby, in general: (i) an investor may arrange to have Investor A Shares, Investor C Shares or Class T Shares purchased automatically by authorizing the Fund’s transfer agent to withdraw funds from the investor’s bank account.

The Fund shall not offer the automatic investing program to investors in Institutional Shares or Class K Shares.

3.	Systematic Exchange Program

The Fund shall offer a systematic exchange program, subject to the restrictions described in the applicable prospectus, whereby, in general, an investor may arrange to have Investor A Shares or Investor C Shares exchanged automatically from one Portfolio to up to four other Portfolios.

The Fund shall not offer the systematic exchange program to investors in Institutional Shares, Class K Shares or Class T Shares.

4.	Dividend Allocation Plan

The Fund shall offer a dividend allocation plan, subject to the restrictions described in the applicable prospectus, whereby, in general, an investor may arrange to have dividends and distributions on such Investor A Shares or Investor C Shares of one Portfolio automatically invested in another Portfolio.

The Fund shall not offer the dividend allocation plan to investors in Institutional Shares, Class K Shares or Class T Shares.

F.	Methodology for Allocating Expenses Among Classes

Class-specific expenses of a Portfolio shall be allocated to the specific class of shares of that Portfolio. Non-class-specific expenses of a Portfolio shall be allocated in accordance with Rule 18f-3(c).

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